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                                                                 Exhibit (h)(27)

                              CALAMOS ADVISORS LLC
                               2020 CALAMOS COURT
                           NAPERVILLE, ILLINOIS 60563

                                   May 8, 2007

Calamos Investment Trust
2020 Calamos Court
Naperville, Illinois 60563

Ladies and Gentlemen:

     Calamos Advisors LLC ("Calamos Advisors") hereby agrees as follows:

     With respect to funds in the Calamos Funds complex (the "affiliated acquiring funds") that may invest in shares of Calamos Government Money Market Fund (the "Fund"), Calamos Advisors agrees to rebate to each affiliated acquiring fund through February 29, 2008 an amount equal to the portion of the advisory fee payable to the Fund that is attributable to the affiliated acquiring fund's investment in the Fund, based on daily net assets.

     The amount of the rebate to each affiliated acquiring fund shall be accrued daily and paid monthly. This agreement shall be binding upon any successors and assigns of Calamos Advisors.

                                        Very truly yours,

                                        CALAMOS ADVISORS LLC


                                        By: /s/ Patrick H. Dudasik
                                            ------------------------------------
                                            Patrick H. Dudasik, EVP, CFO &
                                            Treasurer


Agreed and accepted by
CALAMOS INVESTMENT TRUST


By: /s/ James S. Hamman, Jr.
    ---------------------------------
    James S. Hamman, Jr., Secretary